Exhibit 10.21

INDEMNIFICATION ESCROW AGREEMENT

This INDEMNIFICATION ESCROW AGREEMENT (this “Agreement”) dated as of [•], 2018 is entered into by and among Senmiao Technology Limited (the “Company”), ViewTrade Securities, Inc. (the “Underwriter” or “Viewtrade”), and Pearlman Schneider LLP (the “Escrow Agent”).

WITNESSETH:

WHEREAS, the Company is completing a public offering of up to [•] common shares of the Company, par value $0.0001 (the “Shares”) and an additional [•] Shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any, at an offering price of $[•] per share (the “Offering”);

WHEREAS, the Company and Underwriters expect that the Offering will close on or before the close of business on [•], 2018 (collectively, the “Closing Date”);

WHEREAS, upon the closing of the Offering the Company has agreed to deposit an aggregate amount of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Escrowed Funds”) from the proceeds of the Offering to be received by the Company with the Escrow Agent in an escrow account, to be held, invested and disbursed by the Escrow Agent pursuant to the terms and conditions of this Agreement;

WHEREAS, the Escrow Agent is willing to hold the Escrowed Funds and Investment Gain Funds (as such term is defined below) in escrow pursuant to and subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Appointment of Escrow Agent. The Company and the Underwriter hereby appoint the Escrow Agent as escrow agent in accordance with the terms and subject to the conditions set forth herein and the Escrow Agent hereby accepts such appointment.

2.	Delivery of the Escrowed Funds. Upon the closing of the Offering the Escrowed Funds shall be delivered on behalf of the Company to the Escrow Agent, as escrow agent, into an escrow account maintained by the Escrow Agent (the “Escrow Account”) by wire transfer in accordance with the wire transfer instructions set forth on Schedule A hereto. In no event shall the aggregate amount of Escrowed Funds delivered to the Escrow Account be less than One Million Two Hundred Thousand Dollars ($1,200,000) (the “Escrow Funds”). The Escrowed Funds shall consists of the Indemnification Escrowed Funds and the Additional Escrowed Funds, each defined as follows:

(i)           Underwriter Indemnification Funds. As a condition to the Underwriter’s participation in the Offering, the Company agrees to indemnify the Underwriter in accordance with the indemnification provisions set forth in the Underwriting Agreement by and between the Company and the Underwriter. An amount equal to Six Hundred Thousand dollars ($600,000) of the Escrow Funds deposited into the Escrow Account at the closing of the Offering (the “Indemnification Escrowed Funds”) shall be disbursed for indemnification purposes in accordance with the Underwriting Agreement.

(ii)           Independent Auditor Replacement Funds. As a condition to the Underwriter’s participation in the Offering, at the closing of the Offering, the Company shall deposit an additional amount equal to Six Hundred Thousand Dollars ($600,000) from the proceeds of the Offering to be utilized as follows (the “Additionally Escrowed Funds”): within sixty (60) calendar days following the closing of the Offering, the Company shall replace its then independent auditing firm with a new one, with such selection subject to the final approval by the Underwriter (which shall not be unreasonably withheld) (the “New Auditing Firm”). Upon such appointment, the Company will cause the New Auditing Firm to conduct a review of the Company’s financial statements included in the Registration Statement in connection with the Offering. Following the New Auditing Firm’s written confirmation to Viewtrade thatthere are no material misstatements or adjustments which would require restatements of the financial statements of the Company included in the Registration Statement, the Additionally Escrowed Funds shall be released to the Company no later than thirty (30) calendar days following such written confirmation. Absent such written confirmation to Viewtrade, the Additionally Escrowed Funds shall remain in escrow for the balance of the 12 month period from the date of closing of the Offering, and shall be released to the Company at the end of such period.

3.	Escrow Agent to Hold and Disburse the Escrowed Funds and Investment Gain Funds. The Escrow Agent will retain the Escrowed Funds and Investment Gain Funds in an escrow account and disburse the Escrowed Funds and Investment Gain Funds pursuant to the terms of this Agreement, as follows:

a.           The Escrowed Funds shall be held by the Escrow Agent for the purpose of satisfying the indemnification obligations of the Company with respect to the Escrowed Funds, pursuant to Section 1(a)(ii)(C) of the Underwriting Agreement dated [•], 2018 by and between the Company and the Underwriter (the “Underwriting Agreement”), for a period of eighteen (18) months from the closing of the Offering. Disbursement of such Escrowed Funds and Investment Gain Funds shall be determined by an independent third-party trustee, to be chosen by mutual consent of the Company and Underwriter; provided, however, that the Escrow Amount shall be reduced in the event and to the extent provided in Section 1(a)(ii)(D) of the Underwriting Agreement.

b.          Notwithstanding the last sentence of the prior paragraph, in the event that any litigation or proceeding arising out of any matter in connection with the Offering in connection to the Underwriter acting in its capacity as underwriter within eighteen (18) months following the Closing Date and in which the Company, the Underwriter, the Escrow Agent or the Escrowed Funds becomes the subject of such litigation or proceeding, the Underwriter and the Company hereby authorize the Escrow Agent, at the Underwriter’s sole instruction upon Underwriter’s written notice to the Escrow Agent if not otherwise so required, to release and deposit the Escrowed Funds with the clerk of the court in which the litigation is pending for the purpose of indemnifying and defending the Underwriter in such litigation and proceeding, and thereupon the Escrow Agent shall be relieved and discharged of any further responsibility with regard thereto to the extent determined by any such court. The Company and the Underwriter further hereby authorize the Escrow Agent, if it receives conflicting claims to any of the Escrowed Funds, is threatened with litigation in its capacity as escrow agent under this Agreement, or if the Escrow Agent determines it is necessary to do so for any other reason relating to this Agreement or the Offering, to interplead all interested parties in any court of competent jurisdiction and to deposit the Escrowed Funds with the clerk of that court and thereupon the Escrow Agent shall be relieved and discharged of any further responsibility hereunder to the parties from which they were received to the extent determined by such court.

c.           Upon instruction of the Company, the Escrow Agent may invest the Escrowed Funds during the term of the Agreement as follows:

i.            The Escrowed Funds may be invested in issuers listed on U.S. national securities exchanges; provided that (1) no investments may be made in the Company’s securities; (2) no more than 20% of the Escrowed Funds may be invested in one issuer; (3) no more than 40% invested in issuers that have: (A) a market capitalization of less than $1.0 billion; (B) have been public for less than two years; and (C) have less than $1.0 million in average daily volume for the last 30 days.

ii.           In the event the aggregate value of the Escrowed Funds plus the Investment Gain Funds in the Escrow Account decreases to less than 81% of the original amount of One Million Two Hundred Thousand Dollars ($1,200,000) of the Escrowed Funds (“Minimum Equity”) for more than 20 consecutive trading days or less than 70% for one day (the “Decrease in Escrowed Amount”), the Company shall (a) not enter into any new investments and will only be allowed to liquidate current holdings in the Escrow Account and (b) promptly (but no later than 10 calendar days following the 20 consecutive trading days following the Decrease in Escrowed Amount) add funds to the Escrow Account to maintain the Minimum Equity.

iii.          Upon the account reaching Minimum Equity, the Company may not open any additional positions until the account is above the Minimum Equity.

iv.          As soon as possible after the Closing, the Escrow Agent shall establish a brokerage account in the Company’s name with a FINRA registered broker-dealer chosen by the Company and reasonably satisfactory to the Underwriter (the “Escrow Broker”). All proposed transactions will be submitted by the Company in writing to the Underwriter with a confirmation by the Company that such transaction(s) meet the criteria set forth in Sections 3(c)(i)-(iii). The Underwriter will have two business days after receipt to review the submission. Unless the Underwriter disagrees in writing that the transaction(s) meet the criteria set forth in Section 3(c)(i)-(iii) prior to the end of the second business day after receipt of the written submission by the Company, the Company may submit the transaction request to the Escrow Agent for submission to the Escrow Broker with a copy to the Underwriter. The Escrow Agent shall instruct the Escrow Broker to submit confirmations of all transactions to the Escrow Agent, the Company and the Underwriter.

v.           All income derived from the investments pursuant to this Section 3(c) in excess of the Escrowed Funds (“Investment Gain Funds”) shall be disbursed to the Company provided in the manner of Section 3(a) of this Agreement, provided that to the extent Investment Gain Funds exceed $50,000 in excess of the Minimum Equity, the Company shall be permitted to request a disbursement of such excess funds in an amount of no less than $50,000 on March 31, June 30, September 30 or December 31 of any year during the term of this Agreement.

4.	Exculpation and Indemnification of Escrow Agent.

a.           The Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made other than as set forth herein, or to enforce any obligation of any person to perform any other act. The Escrow Agent shall be under no liability to the other parties hereto or anyone else, by reason of any failure, on the part of any party hereto or any maker, guarantor, endorser or other signatory of a document or any other person, to perform such person’s obligations under any such document. Except for amendments to this Agreement referenced below, and except for written instructions given to the Escrow Agent by the Company and the Underwriter relating to the Escrowed Funds, the Escrow Agent shall not be obligated to recognize any agreement between or among any of the Company and the Underwriter, notwithstanding that references thereto may be made herein and the Escrow Agent has knowledge thereof.

b.           The Escrow Agent shall not be liable to the Company, the Underwriter, or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by written notice delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

c.           The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered to it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the Company, the Underwriter, or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Escrow Agent shall have no responsibility with respect to the use or application of the Escrowed Funds pursuant to the provisions hereof.

d.           The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred, without incurring liability to the Company, the Underwriter, or to anyone else for any action taken or omitted to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

e.           To the extent that the Escrow Agent becomes liable for the payment of taxes, including withholding taxes, in respect of the Investment Gain Funds, or any payment made hereunder, the Escrow Agent may pay such taxes from the Escrowed Funds; and the Escrow Agent may withhold from any payment of the Escrowed Funds and Investment Gain Funds such amount as the Escrow Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Escrow Agent shall be indemnified and held harmless against any liability for taxes and for any penalties in respect of taxes, on such investment income or payments in the manner provided in Section 4(f).

f.            The Escrow Agent will be indemnified and held harmless by the Company and Underwriter from and against all expenses, including all counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, except for claims relating to gross negligence or reckless misconduct by the Escrow Agent or breach of this Agreement by the Escrow Agent, or the monies or other property held by it hereunder. Promptly, but no later than ten (10) business days, after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof is to be made by the Escrow Agent against the Company, notify the Company in writing, but the failure by the Escrow Agent to give such notice shall not relieve the Company from any liability which the Company may have to the Escrow Agent hereunder, unless the failure of the Escrow Agent to give such notice prejudices or otherwise impairs the Company’s ability to defend any demand, claim, action suit or proceeding. Notwithstanding any obligation to make payments and deliveries hereunder, the Escrow Agent may retain and hold for such time as it deems necessary such amount of monies or property as it shall, from time to time, reasonably deem sufficient to indemnify itself for any such loss or expense.

g.           For purposes hereof, the term “expense or loss” shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim, demand, action, suit or proceeding settled with the express written consent of the Escrow Agent, and all costs and expenses, including, but not limited to, counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

5.	Indemnification by the Company. The indemnification provisions subject to this Agreement are set forth in Section 5 of the Underwriting Agreement dated [•], 2018 by and between the Company and the Underwriter, which Section 5 shall be deemed to part of this Agreement.

6.	Termination of Agreement and Resignation of Escrow Agent.

a.           This Agreement shall terminate upon disbursement of all of the Escrowed Funds and Investment Gain Funds provided that the rights of the Escrow Agent and the obligations of the Company and the Underwriter under Section 4 shall survive the termination hereof.

b.           The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company and the Underwriter at least fifteen (15) business days written notice thereof (the “Notice Period”). As soon as practicable after its resignation, the Escrow Agent shall, if it receives notice from the Company and the Underwriter within the Notice Period, turn over to a successor escrow agent appointed by the Company and the Underwriter all Escrowed Funds and Investment Gain Funds (less such amount as the Escrow Agent is entitled to continue to retain and hold in escrow pursuant to Section 4(f) and to retain pursuant to Section 7) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the Notice Period, the Escrow Agent shall return the Escrowed Funds and Investment Gain Funds to the Company without interest or deduction.

7.	Form of Payments by Escrow Agent.

a.           Any payments of the Escrowed Funds by the Escrow Agent pursuant to the terms of this Agreement shall be made by wire transfer unless directed to be made by check by the Underwriter and/or Company.

b.           All amounts referred to herein are expressed in United States Dollars and all payments by the Escrow Agent shall be made in such dollars.

8.	Compensation. Escrow Agent shall be entitled to $[•] as compensation for its services rendered under this Agreement, which amount shall be delivered by the Company to an account designated by the Escrow Agent on the same date when the Escrowed Funds are delivered into the Escrow Account.

9.	Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, on the business day of such delivery (as evidenced by the signed certified mail card), (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine), or (v) if delivered by email on the business day of such delivery (as evidenced by delivery confirmation). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to addresses or facsimile numbers as applicable set forth hereunder.

If to the Company, to:

Senmiao Technology Limited

16F, Shihao Square, Middle Jiannan Blvd.

High-Tech Zone, Chengdu, Sichuan Province

People’s Republic of China 610000

Phone: +86 28 61554399

Attn: Xin Chen, Chief Executive Officer

Email: 897854417@qq.com

with a copy to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Phone: (212) 370-1300

Attn: Richard I. Anslow, Esq.

Email: ranslow@egsllp.com

If to the Underwriter, to:

ViewTrade Securities, Inc.

7280 West Palmetto Park Road, Suite 310

Boca Raton, FL 33433

Attn: Doug K. Aguililla

Phone: (561) 620-0306

Email: dougagui@viewtrade.com

If to the Escrow Agent, to:

Pearlman Schneider LLP

2200 Corporate Blvd., NW, Suite 210

Boca Raton, FL 33431

Phone: 561-362-9595

Attn: [_]

Email: [_]

10.	Further Assurances. From time to time on and after the date hereof, the Company and the Underwriter shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

11.	Consent to Service of Process. The Company, the Underwriter and the Escrow Agent hereby irrevocably consent to the jurisdiction of the courts of the State of Florida and of any Federal court located in such state in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail directed to it at the address listed hereto.

12.	Miscellaneous.

a.           This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing such instrument to be drafted. The terms “hereby,” “hereof,” “hereunder,” and any similar terms, as used in this Agreement, refer to the Escrow Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The word “person” shall mean any natural person, partnership, corporation, government and any other form of business of legal entity. All words or terms used in this Agreement, regardless of the number or gender in which they were used, shall be deemed to include any other number and any other gender as the context may require. This Agreement shall not be admissible in evidence to construe the provisions of any prior agreement.

b.           This Agreement and the rights and obligations hereunder of the Company and the Underwriter may not be assigned without the consent of the Escrow Agent, other than by laws of descent or operation of law. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent, with the prior consent of the Company. This Agreement shall be binding upon and inure to the benefit of each party’s respective successors, heirs and permitted assigns. No other person shall acquire or have any rights under or by virtue of this Agreement. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Escrow Agent, the Company and the Underwriter, which consent shall not be unreasonably withheld. This Agreement is intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

c.            This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and any investigations made by any party. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect any of the terms thereof.

13.	Execution of Counterparts. This Agreement may be executed in any number of counterparts, by facsimile or other form of electronic transmission, each of which shall be deemed to be an original as of those whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more of the counterparts hereof, individually or taken together, are signed by all parties hereto.

[SIGNATURE PAGE TO INDEMNIFICATION ESCROW AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

ESCROW AGENT:

By:
Name:
Title:

COMPANY:

SENMIAO TECHNOLOGY LIMITED

By:
Name:
Title:

UNDERWRITER:

VIEWTRADE SECURITIES, INC.

By:
Name: Douglas K. Aguililla
Title: Director, Investment Banking

Schedule A

ACCOUNT NAME:

ACCOUNT NO.:

ABA ROUTING NO.:
SWIFT CODE:

BANK:

REFERENCE:
ATTN:

PLEASE WIRE IN U.S. DOLLARS